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                                  EXHIBIT 5

                               October 3, 1995

                                                                    11767-0033

ROTONICS MANUFACTURING INC.
17022 South Figueroa Street
Gardena, California 90248

               Registration Statement on Form S-3/No. 33-62721

Ladies and Gentlemen:

        We have acted as counsel to Rotonics Manufacturing Inc., a Delaware corporation (the "Company"), in connection with the Amendment No. 1 to Registration Statement on Form S-3 (No. 33-62721) (the "Registration Statement") to be filed with the Securities and Exchange Commission on October 4, 1995 for the purpose of registering under the Securities Act of 1933, as amended, an aggregate of 915,384 shares of its Common Stock, $.01 par value (the "Shares"), all of which are currently issued and outstanding and are to be sold by certain of the Company's shareholders (the "Selling Shareholders").

        In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon our review of the following records, documents and instruments:

        (a) The Certificate of Incorporation of the Company certified by the Secretary of State of the State of Delaware as of January 11, 1995, and certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;


        (b) The Bylaws of the Company certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;


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ROTONICS MANUFACTURING INC.
October 3, 1995                                                          Page 2


        (c) A Certificate of the Treasurer of the Company: (i) certifying to us that the Board of Directors of the Company duly authorized the issuance of all of the Shares and that the consideration for the Shares that is recited in such resolutions has been received by the Company; and (ii) certifying as to certain other factual matters; and

        (d)   The Registration Statement.

        This opinion is limited to the general corporation laws of the State of Delaware. We disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body. Our opinion to the effect that the Shares are fully paid and nonassessable is based solely on the certificate identified in item (c) above.

        Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that: (i) the Registration Statement becomes and remains effective during the period when the Shares are offered, issued and sold; and (ii) all applicable securities laws are complied with, it is our opinion that the Shares covered by the Registration Statement are legally issued, fully paid and nonassessable.

        This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any developments that occur after the date of this opinion.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                        Very truly yours,


                                        /s/  HELLER, EHRMAN, WHITE
                                               & MCAULIFFE